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                                                                    EXHIBIT 23.1

                  CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Electronics Boutique Holdings Corp.

We consent to the incorporation by reference in this registration statement on Form S-8 of Electronics Boutique Holdings Corp. and subsidiaries of our report dated March 8, 2000, with respect to the consolidated balance sheets of Electronics Boutique Holdings Corp. and subsidiaries as of January 30, 1999 and January 29, 2000, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended January 29, 2000, which report appears in the January 29, 2000 annual report on Form 10-K of Electronics Boutique Holdings Corp. and subsidiaries.

/s/ KPMG LLP

Philadelphia, Pennsylvania
October 10, 2000